Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-117264
PROSPECTUS SUPPLEMENT NO. 2
10,086,686 shares
EVERGREEN SOLAR, INC.
COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated July 9, 2004 (as previously supplemented by the Prospectus Supplement dated August 18, 2006) (the “Prospectus”) relating to the resale of up to 10,086,686 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Evergreen Solar, Inc. (the “Company”) by certain stockholders of the Company, which Prospectus was filed as part of the Company’s Registration Statement on Form S-3 No. 333-117264.
     This Prospectus Supplement updates certain information contained in the “Selling Stockholders” section of the Prospectus in connection with the transfer to Harbor Drive Master Fund, Ltd. (“Harbor Drive”) of warrants to purchase 200,000 shares of Common Stock. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (July 9, 2004). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.
The date of this Prospectus Supplement is September 6, 2007.

The following table amends the information set forth in the table in the “Selling Stockholders” section of the Prospectus (as previously supplemented) in order to add the following information to such table with respect to Harbor Drive as of September 6, 2007 setting forth, to the Company’s knowledge, information about the stockholdings of Harbor Drive.

	Number of	Number of Shares	Number of Shares Owned After Completion
	Shares Owned	Offered Pursuant to	of Offering
	Before the	this Prospectus (as
Stockholder	Offering	supplemented hereby)	Amount	Percent

Harbor Drive Master Fund, Ltd.	200,000 (1)	200,000 (1)	0	*

*	Less than 1%

(1)	Consists of 200,000 shares of common stock issuable upon exercise of a warrant to purchase shares of common stock held by Harbor Drive Master Fund, Ltd.
The selling stockholders identified in the Prospectus (as previously supplemented) may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their shares since the date on which the information in the table is presented. Information concerning such selling stockholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

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